EXHIBIT 23
CONSENT OF INDEPENDENT ACCOUNTANTS

We consent to the incorporation by reference in this Registration Statement of Minnesota Mining and Manufacturing Company on Form S-8 of our report dated February 10, 1997, on our audits of the consolidated financial statements of Minnesota Mining and Manufacturing Company and Subsidiaries as of December 31, 1996 and 1995, and for each of the three years in the period ended December 31, 1996, which report is included in the Annual Report on Form 10-K of Minnesota Mining and Manufacturing
Company for the year ended December 31, 1996. We also consent to the reference to our firm under Item 5 - Interests of Named Experts and Counsel.


/s/ COOPERS & LYBRAND L.L.P.
    COOPERS & LYBRAND L.L.P.

St. Paul, Minnesota
July 2, 1997